Exhibit 99.1

Oceaneering Reports Record Fourth Quarter and Annual Earnings

-- Annual EPS Increased for the Fourth Consecutive Year and 29% Over 2012
-- Reaffirms 2014 EPS Guidance of $3.90 to $4.10

February 18, 2014 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2013.

For the fourth quarter of 2013, Oceaneering earned net income of $93.4 million, or $0.86 per share, on revenue of $894.8 million. During the corresponding period in 2012, net income was $80.6 million, or $0.74 per share, on revenue of $780.9 million. For the year 2013, Oceaneering reported net income of $371.5 million, or $3.42 per share, on revenue of $3.3 billion. For the year 2012, net income was $289.0 million, or $2.66 per share, on revenue of $2.8 billion.

Fourth quarter 2013 results included a $3.3 million charge to establish an allowance for doubtful accounts related to Remotely Operated Vehicles (ROV) receivables from OGX Petróleo e Gás S.A., which initiated a court-supervised restructuring under Brazilian bankruptcy law during the period. This charge was recorded as an ROV selling, general and administrative expense.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2013	2012	2013	2013	2012
Revenue	$894,798	$780,949	$853,297	$3,287,019	$2,782,604
Gross Margin	197,805	172,528	205,492	765,536	627,858
Income from Operations	136,753	118,750	153,736	545,116	428,597
Net Income	$93,433	$80,602	$104,407	$371,500	$289,017

Diluted Earnings Per Share	$0.86	$0.74	$0.96	$3.42	$2.66

Quarterly EPS increased year over year due to profit improvements by all oilfield business operations, led by ROV and Subsea Products. Subsea Products achieved record quarterly operating income.

Annual EPS increased as all operating segments attained higher income. Four of five segments achieved record operating income. Although not a record, Subsea Projects operating income increased by 48%. Overall operating margin was the second highest in Oceaneering’s history.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Results for the fourth quarter and the year were exemplary as we achieved record EPS in each period. Our ability to produce these exceptional results is largely attributable to our global focus on deepwater and subsea completion activity, the business expansion strategy we have in place, and our solid operational execution.

“We achieved record ROV operating income for the tenth consecutive year on higher global demand to provide drill support and vessel-based services and the expansion of our fleet. We increased our days on hire by more than 9,000, to over 91,000 days for the year. Our fleet utilization rose to 85% from 80% in 2012. During 2013 we put 26 new ROVs into service, retired 10, and transferred 1 system to Advanced Technologies for non-oilfield use. At year end, we had 304 vehicles in our ROV fleet.

“Subsea Products annual operating income increased on higher demand for each of our major product lines, led by subsea hardware. Products backlog at the end of 2013 was an all-time high of $906 million, up 33% from $681 million at the end of 2012. This backlog growth was primarily attributable to four umbilical contracts, which added about $170 million to our 2013 backlog. These umbilicals are for use in the U.S. Gulf of Mexico (GOM), West of Shetland, and offshore Egypt.

“Asset Integrity annual operating income improved in 2013 on higher service sales in most of the major geographic areas we serve, particularly Africa and Australia. Advanced Technologies profits were up on theme park project activity and vessel maintenance work for the U.S. Navy. Subsea Projects operating income also grew, primarily on increased deepwater vessel service activity.

“During 2013 our capital expenditures totaled $394 million, of which $226 million was spent on expanding and upgrading our ROV fleet. We invested $103 million in our Subsea Products business, mainly to increase the capabilities of our umbilical plants in the U.S. and Scotland and expand our rental/service tooling hardware offerings. We also paid $91 million of cash dividends. In June we increased our regular quarterly cash dividend by more than 20% to $0.22 per common share.

“We continue to project record EPS for 2014 in the range of $3.90 to $4.10. We anticipate sustained global demand growth for our services and products to support deepwater drilling, field development, and inspection, maintenance, and repair activities. This market outlook is supported by industry observations and assessments that deepwater drilling is increasing, subsea equipment orders are escalating, and backlog to perform offshore construction projects is at a historically high level. Consistent with our historical seasonal earnings pattern, we are forecasting first quarter EPS of $0.75 to $0.80.

“We expect all our oilfield segments will achieve higher operating income in 2014 compared to 2013: ROV on greater worldwide service demand to support drilling and vessel-based projects; Subsea Products on higher demand for each of our major product lines; Subsea Projects on growth in deepwater service activity; and Asset Integrity on increased demand for our services. “Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. At year end, our balance sheet reflected $91 million of cash, no debt, and $2.0 billion of equity. We generated $746 million of EBITDA during 2013 and anticipate at least $850 million in 2014.

“Looking beyond 2014, we believe that the oil and gas industry will increase its investment in deepwater projects. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support the safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: statements about backlog, to the extent it may be an indicator of future revenue or profitability; projected 2014 EPS range; anticipated sustained global demand growth for its services and products; forecasted first quarter 2014 EPS range; expectation of higher operating income in 2014, compared to 2013, for all of its oilfield segments and the basis for such increases; belief that its liquidity and projected cash flow provide ample resources to invest in the company’s growth; anticipated minimum 2014 EBITDA; belief about the future of oil and gas industry deepwater investment; and characterization of deepwater projects. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering’s latest annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedule.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Wednesday, February 19, 2014 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1172

- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Dec 31, 2013	Dec 31, 2012
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $91,430 and $120,549)				$1,433,275	$1,202,990
Net Property and Equipment				1,189,099	1,025,132
Other Assets				506,126	539,996
TOTAL ASSETS				$3,128,500	$2,768,118

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$727,088	$617,185
Long-term Debt				—	94,000
Other Long-term Liabilities				357,972	241,473
Shareholders' Equity				2,043,440	1,815,460
	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY			$3,128,500	$2,768,118

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec 31, 2013	Dec 31, 2012	Sep 30, 2013	Dec 31, 2013	Dec 31, 2012
	(in thousands, except per share amounts)

Revenue	$894,798	$780,949	$853,297	$3,287,019	$2,782,604
Cost of services and products	696,993	608,421	647,805	2,521,483	2,154,746
Gross Margin	197,805	172,528	205,492	765,536	627,858
Selling, general and administrative expense	61,052	53,778	51,756	220,420	199,261
Income from Operations	136,753	118,750	153,736	545,116	428,597
Interest income	82	573	39	554	1,935
Interest expense	(27)	(1,135)	(851)	(2,194)	(4,218)
Equity earnings of unconsolidated affiliates, net	24	332	134	133	1,673
Other income (expense), net	(433)	(853)	(639)	(1,273)	(6,065)
Income before income taxes	136,399	117,667	152,419	542,336	421,922
Provision for income taxes	42,966	37,065	48,012	170,836	132,905
Net Income	$93,433	$80,602	$104,407	$371,500	$289,017

Weighted Average Number of Diluted Common Shares	108,840	108,558	108,783	108,731	108,617
Diluted Earnings per Share	$0.86	$0.74	$0.96	$3.42	$2.66

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION
		For the Three Months Ended			For the Year Ended
		Dec 31, 2013	Dec 31, 2012	Sep 30, 2013	Dec 31, 2013	Dec 31, 2012
		($ in thousands)

Remotely Operated Vehicles	Revenue	$254,958	$226,098	$254,979	$981,728	$853,520
Gross Margin		$86,504	$72,836	$85,193	$328,031	$289,929
Operating income		$72,209	$61,147	$74,710	$281,973	$248,972
Operating margin		28%	27%	29%	29%	29%
Days available		27,535	26,599	27,567	108,201	102,225
Days utilized		23,868	21,104	23,684	91,618	82,126
Utilization		87%	79%	86%	85%	80%

Subsea Products	Revenue	$292,100	$249,553	$263,671	$1,027,792	$829,034
Gross Margin		$85,576	$72,196	$80,896	$311,206	$241,240
Operating income		$64,474	$53,866	$61,737	$231,050	$170,959
Operating margin		22%	22%	23%	22%	21%
Backlog		$906,000	$681,000	$857,000	$906,000	$681,000

Subsea Projects	Revenue	$159,658	$114,728	$143,132	$509,440	$379,571
Gross Margin		$31,854	$26,682	$33,992	$108,758	$80,944
Operating income		$27,555	$22,160	$30,700	$93,865	$63,461
Operating margin		17%	19%	21%	18%	17%

Asset Integrity	Revenue	$123,673	$114,677	$118,657	$481,919	$435,381
Gross Margin		$17,194	$14,465	$22,094	$81,856	$71,100
Operating income		$9,892	$7,658	$16,373	$55,243	$45,196
Operating margin		8%	7%	14%	11%	10%

Advanced Technologies	Revenue	$64,409	$75,893	$72,858	$286,140	$285,098
Gross Margin		$5,153	$10,279	$11,170	$44,576	$38,681
Operating income		$(287)	$5,635	$6,400	$24,954	$21,182
Operating margin		—%	7%	9%	9%	7%

Unallocated Expenses	Gross Margin	$(28,476)	$(23,930)	$(27,853)	$(108,891)	$(94,036)
Operating income		$(37,090)	$(31,716)	$(36,184)	$(141,969)	$(121,173)

TOTAL	Revenue	$894,798	$780,949	$853,297	$3,287,019	$2,782,604
Gross Margin		$197,805	$172,528	$205,492	$765,536	$627,858
Operating income		$136,753	$118,750	$153,736	$545,116	$428,597
Operating margin		15%	15%	18%	17%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$113,156	$84,050	$105,119	$393,590	$309,858
Depreciation and Amortization		$51,255	$49,410	$50,948	$202,228	$176,483

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2013	Dec 31, 2012	Sep 30, 2013	Dec 31, 2013	Dec 31, 2012
	($ in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$93,433	$80,602	$104,407	$371,500	$289,017
Depreciation and Amortization	51,255	49,410	50,948	202,228	176,483
Subtotal	144,688	130,012	155,355	573,728	465,500
Interest Income/Expense, Net	(55)	562	812	1,640	2,283
Provision for Income Taxes	42,966	37,065	48,012	170,836	132,905
EBITDA	$187,599	$167,639	$204,179	$746,204	$600,688

	2014 Estimates
	Low	High
	(in thousands)
Net Income	$425,000	$445,000
Depreciation and Amortization	230,000	240,000
Subtotal	655,000	685,000
Interest Income/Expense, Net	—	—
Provision for Income Taxes	195,000	205,000
EBITDA	$850,000	$890,000